EXHIBIT 99.1

News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Make Early $75 Million Pension Trust Fund Contribution

MIDDLETOWN, OH, October 23, 2006 — AK Steel (NYSE: AKS) said that its board of directors has authorized the company to make an early $75 million contribution to its pension trust fund. Following this early contribution, which will be made during the 2006 fourth quarter, AK Steel will have made nearly $360 million in early and voluntary pension fund contributions in the last two years.

“AK Steel’s board of directors remains committed to funding our pension legacy obligation for the 32,000 retirees, and their beneficiaries, who served this company for many years,” said James L. Wainscott, chairman, president and CEO.

The company said that while it has continued to fund retiree health care and pension legacy costs, most of its steel industry competitors have reduced or eliminated their legacy obligations through the bankruptcy process.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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